DEBT CONVERSION AGREEMENT

THIS LOAN CONVERSION AGREEMENT (the “Agreement”) is entered into as of August 3, 2010 (the “Effective Date”) by and between James Roszell (“Debtor”) whose address is 7100 Pirates Cove, Las Vegas, NV 89145 and Skinvisible, Inc., a Nevada corporation (the “Company”), whose address is 6320 South Sandhill Road, Suite 10, Las Vegas, NV 89120.

WHEREAS, Employee in lieu of salary and interest, is owed by the Company in total, the sum of Sixty Thousand ($60,000), (the “Principal”) to the Company in exchange for employment services rendered.

NOW THEREFORE, in consideration of the covenants contained herein, the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

The Principal amount of the debt will be converted into One Million Two Hundred Thousand (1,200,000) shares of common stock of Skinvisible, Inc. at the rate of Five Cents ($0.05) per share.  The share certificate will be issued in the name of your designate.  In addition, the Company will issue a warrant agreement in the name of your designate, which will give the holder the right to purchase further shares at Eight Cents ($0.08) per share if exercised within three (3) years following the conversion date.  The warrant agreement will give the holder the right to purchase one share for every two shares acquired by the holder in this transaction for an aggregate total of Six Hundred Thousand (600,000) additional shares at the above price.

IN WITNESS WHEREOF, the parties, intending to be bound hereby, have executed this Agreement as of the date first written above.

/s/ James Roszell
By:  James Roszell

SKINVISIBLE, INC.

/s/ Terry Howlett
By:  Terry Howlett, President